Exhibit 99.3

Press Release

Mooney Airplane Company Accomplishments Underscore Exceptional Performance During Past Year

KERRVILLE, Texas, April 13 /PRNewswire-FirstCall/ — Mooney Airplane Company, a wholly owned subsidiary of the Mooney Aerospace Group (OTC BB: MNYG — News), has taken off and achieved several recent milestones in its 59-year history since the spring of 2004. In the past twelve months, the company accumulated a record-setting sales backlog, began deliveries of the impressive new GX versions of its popular Ovation2 and Bravo models, revamped its production processes, revitalized its customer support organization, and re-established itself as a leader in the high-performance single-engine aircraft category.

“It has indeed been a year of extraordinary accomplishment, one in which we’ve made significant progress in virtually every area of our operation and our markets,” stated Gretchen Jahn, chief executive officer of the Mooney Airplane Company. “At this time last year, Mooney began a process of restructuring that has yielded exceptional results and has provided opportunities and challenges to a significant number of new employees, including myself. It has been an exciting and rewarding experience, as we’ve literally revived production and returned the company to its place as an industry leader. Our success has been built by a corps of loyal, motivated and talented employees and a product line that has retained its popularity for generations of aircraft buyers. With the product improvements we’ve already incorporated into that venerable design and on future business planning, we’re very excited about what’s ahead,” Ms. Jahn added.

The Mooney Airplane Company approved a business plan in May of last year designed to return the company to profitability in 2005 and sustained growth for the next three years. The firm’s strategic sales and marketing efforts, combined with a marked improvement in production performance, have positioned it to exceed expectation with orders. Since the spring of 2004, Mooney has surpassed a number of milestones in key areas:

Product
*	Delivered the first new GX versions of the Ovation2 and Bravo featuring the Garmin G1000 all glass cockpit, a three-bladed Hartzell prop, an all new leather interior, and an 18% increase in already top of class range with an optional Extended Range package
*	Virtually sold out of the limited production new Freedom Edition airplanes

Sales
*	On target to more than double 2004 sales in 2005
*	Established the largest firm order backlog since 1989
*	Launched a nationwide Freedom Tour that will encompass more than 30 cities between the initial stop in Scottsdale, AZ in February and the EAA AirVenture in Oshkosh, WI at the end of July
*	Expanded the Mooney Sales Team
*	Added two new Authorized Mooney Sales Representatives in Canada (Aviation Unlimited of Markham, Ontario) and California (US Aero. LL of Long Beach, CA)

Customer Support
*	Developed and hosted the first session of a recurrent training program for technicians of Mooney’s Authorized Service Center network
*	Moving towards manufacturing, purchasing and stocking more than 800 parts, which will be sold to the network of 40 nationwide support centers
*	Updating the factory service center in Kerrville to repair, retrofit and refurbish airplanes aftermarket

Marketing
*	Continued the re-branding of the company with new content, collateral materials, merchandise and exhibit booths featuring new artwork and an aggressive new advertising campaign in trade publications
*	Extended sponsorships of the Air Venture Cup Races at AirVenture 2005 and the industry-wide “Be A Pilot” program
*	Announced sponsorship of the Kansas Flight Festival
*	Continued cooperative marketing programs with Exxon Mobil, Million Air and Big Dog Motorcycles
*	Made plans to again display aircraft at both the Reno Air Races, AOPA Expo and the annual NBAA Convention
*	Used numerous focus groups and on-line surveys to research the needs and opinions of Mooney owners and prospects

Leadership
*	Named a new Chief Executive Officer, Gretchen Jahn in October of 2004
*	Named David Copeland Vice President for Sales and Marketing in May of 2004
*	Expanded and reorganized the Customer Support organization and named Al Nitchman Vice President of Customer Support in December of 2004
*	Reorganized company to manufacture, market and support aircraft
*	Established professional leadership team blends over 75 years of experience in the aviation industry and more than 90 years of experience in business management

Employment
*	Continued to increase overall employment to 350, a 93% increase since the spring of 2004
*	Introduced a bonus program based on quality, production and sales
*	Held monthly all-employee meetings at the factory in Kerrville, TX featuring an expanded incentive awards program for employees nominated by their peers

Production

*	Instituted new processes and procedures designed to streamline production and cut cycle times in the factory resulting in a 15% improvement to date
*	Restored supplier relationships for timely delivery and high quality
*	Began a second shift for selected departments
*	Purchased new tools, such as a new CNC lathe and a laser tracker
*	Implemented flow improvements in the wing build and wing seal processes
*	Revamped production planning to provide for a higher volume of airplanes and an inventory of spare parts

About Mooney Airplane Company

Mooney Airplane Company, located in Kerrville, Texas, is a wholly owned subsidiary of Mooney Aerospace Group, Ltd., a general aviation holding company that is publicly traded under symbol (OTC BB: MNYG — News). Mooney Airplane Company currently sells five models of the M20, the highest performing, four-place single-engine piston-powered aircraft, now available with the Garmin G1000 glass panel display. Since its inception in 1946, the company has manufactured and delivered more than 10,000 aircraft worldwide. Today, 7,000 customers in the United States and 1,000 more overseas fly these proven, high-performance airplanes. For more information, visit www.mooney.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “plan,” “confident that,” “believe,” “scheduled,” “expect,” or “intend to,” and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the Company’s products, general acceptance of the Company’s products and technologies, competitive factors, timing, and other risks described in the Company’s SEC reports and filings.